SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE AND AT'TORNMENT AGREEMENT (this "Agreement") is entered into as of December 31, 1998 (the "Effective Date"), between CRIIMI MAE Services Limited Partnership, a Maryland Limited Partnership ("Mortgagee"), and Mountainview Thoroughbred Racing Association, a Pennsylvania corporation ("Tenant").

A. University Park Associates ("Landlord"), owns the real property located at University Park Shopping Center (such real property, including all buildings. improvements, structures and fixtures located thereon, shall be hereinafter referred to as the "Landlord's Premises"), as more particularly described on Exhibit A attached hereto.

B. Mortgagee is the holder of a loan (the "Loan") to Landlord, which Loan is secured, in part, by that certain Mortgage, Assignment of Rents and Security Agreement dated February 21, 1998, in favor of Mortgagee (as amended, increased, renewed, extended, spread, consolidated, severed, restated or otherwise changed from time to time, the "Mortgage").

C. Pursuant to that certain Johnstown OTB Lease, dated as of October ___, 1991, (the "Lease") Landlord demised to Ladbroke Racing Management - Pennsylvania a portion of Landlord's Premises as described in the Lease (the "Tenant's Premises"). D. Pursuant to that certain Assignment and Assumption of Lease Agreement, dated as of December 31, 1998, Ladbroke Racing Management - Pennsylvania assigned its rights and delegated its obligations under the Lease to Tenant, and Tenant assumed such rights and obligations thereunder. E. Tenant and Mortgagee desire to agree upon the relative priorities of their interests in Landlord's Premises and their rights and obligations if certain events occur. NOW, THEREFORE, for good and sufficient consideration, Tenant and Mortgagee agree:
                                   DEFINITIONS
     The following terms shall have the following meanings for purposes of this Agreement.
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Construction-Related  Obligation. A "Construction-Related  Obligation" means any obligation of Landlord under Section 14(a) and (b) of the Lease to make, pay for or reimburse Tenant for any alterations, demolitions or other improvements or work at Landlord's Premises, including Tenant's Premises. "Construction-Related Obligations" shall not include: (a) reconstruction or repair following fire, casualty or condemnation to the extent of insurance proceeds or condemnation awards actually received by Lender or (b) day-to-day maintenance and repairs.

Foreclosure Event. A "Foreclosure Event" means: (a) foreclosure under the Mortgage; (b) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which Successor Landlord becomes owner of Landlord's Premises; or (c) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord's interest in Landlord's Premises in lieu of any of the foregoing.

Former Landlord. A "Former Landlord" means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

Offset Right. An "Offset Right" means any right or alleged right of Tenant to any offset, defense claim, counterclaim, reduction, deductions or abatement against Tenant's payment of Rent or performance of Tenant's other obligations under the Lease, arising (whether under the Lease or other applicable law) from Landlord's breach or default under the Lease.

Rent. The "Rent" means any fixed rent, base rent or additional rent under the Lease.

Successor Landlord. A "Successor Landlord" means any party that becomes owner of Landlord's Premises as the result of a Foreclosure Event.

Termination Right. A 'Termination Right" means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction, arising (whether under the Lease or under applicable law) from Landlord's breach or default under the Lease.
                                 SUBORDINATION.
     The Lease shall be, and shall at all times remain, subject and subordinate to the Mortgage, the lien imposed by the Mortgages and all advances made under the Mortgage.
                   NON-DISTURBANCE, RECOGNITION AAD ATTORNMENT
No Exercise of Mortgage Remedies Against Tenant. So long as the Tenant is not in default of the Lease, as defined at Section 21 thereof, Mortgagee shall not name or join Tenant as a defendant in any exercise of Mortgagee's rights and remedies arising upon a default under the Mortgage, unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant's rights under the Lease or this Agreement in such action.
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Non-Disturbance  and  Attornment.  If Tenant is not in default of the Lease,  as defined at Section 21 thereof, when Successor Landlord takes title to the Landlord's Premises: (a) Successor Landlord shall not terminate or disturb Tenant's possession of Tenant's Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant under all of the terms and conditions of the Lease (except as provided in this Agreement);
(c) Tenant shall-recognize and attorn to Successor Landlord as Tenant's direct landlord under the Lease as modified by this Agreement; and (d) the Lease shall continue in full force and effect as a direct lease in accordance with its terms (except as provided in this Agreement) between
                         Successor Landlord and Tenant.
Further Documentation. The provisions of this Article shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article in writing upon written request by either of them.

                PROTECTION OF SUCCESSOR LANDLORD.
     Notwithstanding anything to the contrary in the Lease or the Mortgage, Successor Landlord shall not be liable for or bound by any of the following matters:
Claims Against  Former  Landlord.  Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease.
Payment; Security Deposit. Any obligation: (a) to pay Tenant any sum(s) that any
     Former Landlord owed to Tenant or (b) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee.
Modification,  Amendment or Waiver. Any modification or amendment of Sections 2,
     5, 6 or 7 of the Lease, or any waiver of any terms of Sections 2, 5, 6 or 7 of the Lease, made without Mortgagee's prior written consent.
Surrender,Etc.   Any  consensual  or  negotiated  surrender,   cancellations  or
     termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.
Construction-Related Obligations. Any Construction-Related  Obligation of Former
     Landlord.
Casualty;  Condemnation.  Any  obligation  of Former  Landlord  to  restore  the
     Landlord's Premises, including the Tenant's Premises, except to the extent of insurance proceeds or condemnation awards actually received by Mortgagee after the deduction of all costs and expenses incurred in obtaining such proceeds or awards, and subject to the terms of the Mortgage with respect to the disposition of such proceeds or awards.
                        EXCLUSION OF SUCCESSOR LANDLORD.
         Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, the Lease shall be deemed to have been automatically amended to provide that Successor Landlord's obligations and liability under the Lease shall never extend beyond Successor Landlord's (or its successors' or assigns') interest, if any, in Landlord's Premises from time to time, Successor Landlord's interest in the Lease and the proceeds from any sale or other disposition of Landlord's Premises by Successor Landlord (collectively, "Successor Landlord's Interest"). Tenant shall look exclusively to Successor Landlord's Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as modified by this Agreement.
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                          MORTGAGEE'S RIGHT TO CURE.
Notice to Mortgagee.  Notwithstanding anything to the contrary in the Lease, the sole exception being Section 19 of the Lease, before exercising any Termination Right or Offset Right, Tenant shall provide Mortgagee with notice of the breach or default by Landlord giving rise to same (the "Default Notice") and, thereafter, the opportunity to cure such breach or default as provided for below.
Mortgagee's Cure Period.  After Mortgagee  receives a Default Notice,  Mortgagee shall have a period of thirty (30) days beyond any cure period provided to Landlord under the Lease in which to cure the breach or default by Landlord. Mortgagee shall have no obligation to cure any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing.
Extended Cure Period.  In addition,  as to any breach or default by Landlord the cure of which requires possession and control of Landlord's Premises, Mortgagee's cure period shall contlnu6 for such additional time as Mortgagee may reasonably require to either (a) obtain possession and control of Landlord's Premises and thereafter cure the breach or default with reasonable diligence and continuity or (b) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.
                              RENT PAYMENT NOTICES.
     From and after Tenant's receipt of written notice from Mortgagee (a "Rent Payment Notice"), Tenant shall pay all Rent to Mortgagee or as Mortgagee shall direct in writing, until such time as Mortgagee directs otherwise in writing-Tenant shall comply with any Rent Payment Notice, notwithstanding any contrary instruction, direction or assertion from Landlord. Mortgagee's delivery to Tenant of a Rent Payment Notice, or Tenant's compliance therewith, shall not be deemed to: (a) cause Mortgagee to succeed to or to assume any obligations or responsibilities as Landlord under the Lease, all of which shall continue to be per-formed and discharged solely by Landlord unless and until any attornment has occurred pursuant to this Agreement; or (b) relieve Landlord of any obligations under the Lease.
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                             CONFIRMATION OF FACTS.
     Tenant represents to Mortgagee and to any Successor Landlord, in each case as of the Effective Date:
Effectiveness of Lease. The Lease is in full force and effect, has not been modified and constitutes the entire agreement between Landlord and Tenant relating to Tenant's Premises. Tenant has no interest in Landlord's Premises except pursuant to the Lease. No unfulfilled conditions exist to Tenant's obligations under the Lease.
Rent.Tenant has not paid any Rent that is first due and payable  under the Lease after the Effective Date.
No Landlord Default. To the best of Tenant's knowledge, no breach or default by Landlord exists and no event has occurred that, with the giving of notice, the passage of time or both, would constitute such a breach or default.
No Tenant Default. Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease.
No Termination . Tenant has not commenced any action nor sent or received any notice to terminate the Lease. Tenant has no presently exercisable Termination Right(s) or Offset Right(s).
Commencement Date. The  "Commencement  Date" of the Lease was  ________________,
     199_.
Acceptance. Tenant has accepted possession of Tenant's Premises and Landlord has performed all Construction-Related Obligations related to Tenant's initial occupancy of Tenant's Premises and Tenant has accepted such performance by Landlord.
No Transfer. Tenant has not transferred, encumbered, mortgaged, assigned, conveyed or otherwise disposed of the Lease or any interest therein.
Due Authorization. Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.
                                 MISCELLANEOUS.
Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by certified mail (return receipt requested) or by nationally recognized overnight courier service that regularly maintains records of items and shall be delivered to Mortgagee or Tenant (applicable) at the addresses set forth below. Notices shall be effective upon receipt.

          If to Tenant:             Mountainview Thoroughbred Racing Association
                                    Wyomissing Professional Center
                                    825 Berkshire Boulevard, Suite 200
                                    Wyomissing, PA  19610
                                    Attn: William J. Bork, President

          With a copy to:           Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                                    1735 Market Street
                                    38th Floor
                                    Philadelphia, PA 19103
                                    Attn: Robert P. Krauss, Esquire
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

          If to Mortgagee:         Norwest Bank Minnesota, National Association,
                                   as indenture trustee for the CRIIMI MAE CMBS
                                   Corp., Commercial Mortgage Loan Trust
                                   Certificates, Series 1998-1
                                   11000 Broken Land Parkway
                                   Columbia, MD 21044-3562
                               Attn: Corporate Trust Services, CRIIMI MAE 1998-1

With a copy to:                     CRIIMI MAE Services Limited Partnership,
                                    as special servicer for the CRIIMI MAE CMBS
                                    Corp., Commercial
                                 Mortgage Loan Trust Certificates, Series 1998-1
                                    11200 Rockville Pike
                                    Rockville, MD 20852
                                    Attn: David B. Iannarone, Esquire


Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord and its successors and assigns. If Mortgagee assigns the Mortgage, upon delivery to Tenant of written notice thereof all liability of the assignor shall terminate.
Entire  Agreement.  This  Agreement  constitutes  the entire  agreement  between
     Mortgagee and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.
Interaction with Lease.  If this Agreement  conflicts with the Lease,  then this
     Agreement shall govern as between the parties and any Successor Landlord, including upon an), attornment pursuant to this Agreement.
Mortgagee's  Rights and  Obligations.  Except as expressly  provided for in this
     Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, all rights and obligations of Mortgagee under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.
Interpretation;  Governing Law. The interpretation,  validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the state where the Landlord's Premises is located excluding its principles of conflict of laws.
Amendments. This Agreement may be amended,  discharged or terminated,  or any of its provisions waived, only by a written instrument executed by the party to be charged.
Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the-same instrument.
Mortgagee's Authority. Mortgagee represents that Mortgagee has full authority to enter into this Agreement, and Mortgagee's entry into this Agreement has been duly authorized by all necessary actions.
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         IN WITNESS WHEREOF,  this Agreement has been duly executed by Mortgagee and Tenant as of the Effective Date.

MORTGAGEE                                            TENANT
CRIIMI MAE Services Limited Partnership, as
special servicer for the CRIIMI MAE CMBS        Mountainview Thoroughbred Racing
Corp., Commercial Mortgage Loan Trust           Association
certificates Series 1998-1


By: CRIIMI MAE Services, Inc., its general partner   By:\s\William J. Bork__

Name:__\s\Kathryn C. Parks_________                  Name:    William J. Bork
Title:___Vice President______________                Title:   Vice President

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     Landlord consents and agrees to the terms of the foregoing Agreement, which was entered into at Landlord's request. The foregoing Agreement shall not alter, waive or diminish any of Landlord's obligations under the Mortgage or the Lease. The above Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a non-disturbance agreement with Tenant.
     Landlord irrevocably directs Tenant to comply with any Rent Payment Notice, notwithstanding any contrary direction, instructions, or assertion by Landlord. Tenant shall be entitled to rely on any Rent Payment Notice. Tenant shall be under no duty to controvert or challenge any Rent Payment Notice. Tenant's compliance with a Rent Payment Notice shall not be deemed to violate the Lease.
                 LANDLORD


                 ---------------------------------

                 By:______________________________

                 Name:____________________________
                 Title:_____________________________



Dated:  _______________, 19__
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         Each of the undersigned,  a guarantor of Tenant's obligations under the
Lease (a "Guarantor"), consents to Tenant's execution, delivery and performance of the foregoing Agreement. From and after any attornment pursuant to the foregoing Agreement, that certain Guaranty dated _____________, 199_ (the "Guaranty") executed by Guarantor in favor of shall automatically benefit and be enforceable by Successor Landlord with respect to Tenant's obligations under the Lease as affected by the foregoing Agreement. Successor Landlord's rights under the Guaranty shall not be subject to any defense, offset, claim, counterclaim, reduction or abatement of any kind resulting from any act, omission or waiver by any Former Landlord for which Successor Landlord would, -pursuant to the foregoing Agreement, not be liable or answerable after an attornment. Guarantor confirms that the Guaranty is in full force and effect and Guarantor currently has no offset, defense (other than any arising from actual payment or performance by Tenant, which payment or performance would bind a Successor
Landlord  under  the  foregoing  Agreement),  claim,  counterclaim,   reduction.
deduction or abatement against Guarantor's obligations under the Guaranty.
                     GUARANTOR


                     ---------------------------------

                     By:______________________________

                     Name:____________________________
                     Title:_____________________________



Dated:  _______________, 19__



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